EXHIBIT 99.1

FIRST RELIANCE BANCSHARES, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of __________________ (the “Grant Date”), by and between FIRST RELIANCE BANCSHARES, INC. (the “Company”) and _______________ (the “Optionee”).

WITNESSETH

WHEREAS, the Company desires to grant to the Optionee a nonqualified stock option to purchase shares of the common stock of the Company; and

WHEREAS, the Company and the Optionee wish to confirm the terms and conditions of the option;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed between the parties hereto as follows:

SECTION I
GRANT OF OPTION

1.1         Grant of Option.  Subject to the terms, restrictions, limitations and conditions stated herein, the Company hereby grants to the Optionee a nonqualified stock option (the “Option”) to purchase all or any part of ____________________ shares (the “Option Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”). The exercise price for each share of Common Stock is $____________ per share (the “Exercise Price”), subject to adjustment as provided in Section 3.1 hereof.  The Exercise Price is equal to the Fair Market Value of a share of Common Stock on the Grant Date.

1.2         Exercise of Option.

(a)           The Option shall be exercisable as to all or any portion of the Option Shares during the Option Period (as defined in Section 1.5 hereof) by the delivery to the Company, at its principal place of business, of a written notice of exercise in substantially the form attached hereto as Exhibit 1, which shall be actually delivered to the Company no earlier than thirty (30) days and no later than ten (10) days prior to the date upon which Optionee desires to exercise all or any portion of the Option; and

(b)           payment to the Company of the Exercise Price, multiplied by the number of  Option Shares being purchased (the “Purchase Price”), as provided in Section 1.3.

Upon acceptance of such notice and receipt of payment in full of the Purchase Price and applicable tax withholding liability, the Company shall cause to be issued a certificate representing the Option Shares purchased.

1.3         Purchase Price.  Payment of the Purchase Price for all or any part of the Option Shares purchased pursuant to the exercise of an Option shall be made in cash or certified check or, alternatively, as follows:

(a)           by delivery to the Company of a number of shares of Common Stock which have been owned by the Optionee for at least six (6) months prior to the date of the Option’s exercise having an aggregate Fair Market Value on the date of exercise either equal to the Purchase Price or in combination with cash or a certified check to equal the Purchase Price; or

(b)           by receipt of the Purchase Price in cash from a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System following delivery by the Optionee to the Company of instructions in a form acceptable to the Company regarding delivery to such broker, dealer or other creditor of that number of Option Shares with respect to which the Option is exercised (as permitted under section 13(k) of the Securities Exchange Act of 1934 (section 402 of the Sarbanes-Oxley Act of 2002)).

1.4         Withholding.  The Optionee must satisfy any federal, state and local, if any, withholding taxes imposed by reason of the exercise of the Option either by paying to the Company the full amount of the withholding obligation in cash; by tendering shares of Common Stock which have been owned by the Optionee for at least six (6) months prior to the date of exercise having a Fair Market Value equal to the withholding obligation; by electing, irrevocably and in writing in substantially the form attached hereto as Exhibit 2 (a “Withholding Election”), to have the actual number of shares of Common Stock issuable upon exercise reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock as of the date the Option is exercised, is sufficient to satisfy the amount of the withholding tax; or by any combination of the above.  The Optionee may make a Withholding Election only if the following conditions are met:

(a)           the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined by executing and delivering to the Company a properly completed Withholding Election; and

(b)           any Withholding Election made will be irrevocable; however, the Company may, in its sole discretion, disapprove and give no effect to any Withholding Election.

1.5         Term and Termination of Option.  The term of the Option (the “Option Period”) shall commence on the Grant Date and end, generally, on the earliest of (a) the tenth (10th) anniversary of the Grant Date; (b) three (3) months following the date the Optionee ceases to be an employee of the Company or an affiliate for any reason other than death, disability, or a termination by the Company for Cause; (c) twelve (12) months following the date the Optionee ceases to be an employee of the Company or an affiliate due to death or disability; or (d) the date the Optionee ceases to be an employee of the Company or an affiliate due to his termination for Cause.  Upon the expiration of the Option Period, the Option and all unexercised rights granted to Optionee hereunder shall terminate, and thereafter be null and void.

1.6         Vesting Provisions.  The Option Shares shall become vested in the manner provided in the Vesting Schedule attached hereto as Schedule I.

1.7         Rights as Shareholder.  Until the stock certificates reflecting the Option Shares accruing to the Optionee upon exercise of the Option are issued to the Optionee, the Optionee shall have no rights as a shareholder with respect to such Option Shares.  The Company shall make no adjustment for any dividends or distributions or other rights on or with respect to Option Shares for which the record date is prior to the issuance of that stock certificate.

1.8         Special Limitation on Exercise.  No purported exercise of the Option shall be effective without the approval of the Company, which may be withheld to the extent that the exercise, either individually or in the aggregate together with the exercise of other previously exercised stock options and/or offers and sales pursuant to any prior or contemplated offering of securities, would, in the sole and absolute judgment of the Company, require the filing of a registration statement with the United States Securities and Exchange Commission or with the securities commission of any state.  If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities law with respect to shares of Common Stock purchasable or otherwise deliverable under the Option, the Optionee (a) shall deliver to the Company, prior to the exercise of the Option or as a condition to the delivery of Common Stock pursuant to the exercise of an Option, such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the Option Shares are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws and (b) shall agree that the shares of Common Stock so acquired will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities law.

SECTION 2
RESTRICTIONS ON TRANSFER OF OPTION SHARES

2.1         Restriction on Transfer of Option and of Option Shares.  The Option evidenced hereby is nontransferable other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Optionee only by the Optionee (or in the event of her disability, by her personal representative) and after her death, only by her legatee or the executor of her estate.

2.2         Legend on Stock Certificates.  Certificates evidencing the Option Shares, to the extent appropriate at the time, shall have noted conspicuously on the certificates a legend intended to give all persons full notice of the existence of the conditions, restrictions, rights and obligations set forth herein, such as those below:

Transfer is Restricted

the securities evidenced by this certificate have not been registered under the securities act of 1933, as amended, and may not be sold, transferred, assigned or hypothecated unless (1) there is an effective registration under such act covering such securities, (2) the transfer is made in compliance with rule 144 promulgated under such act, or (3) the issuer receives an opinion of counsel, reasonably satisfactory to the company, stating that such sale, transfer, assignment or hypothecation is exempt from the registration requirements of such act.

SECTION 3
GENERAL PROVISIONS

3.1	Changes in Capitalization.

(a)           If the number of shares of Common Stock shall be increased or decreased by reason of a subdivision or combination of shares of Common Stock, the payment of a stock dividend in shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding effected without receipt of consideration by the Company, an appropriate adjustment shall be made by the Company, in a manner determined in its sole discretion, in the number and kind of Option Shares and in the Exercise Price.

(b)           If the Company shall be the surviving corporation in any merger, consolidation, reorganization, extraordinary dividend, spin-off or other change in the corporate structure of the Company or the Common Stock or tender offer for shares of Common Stock, the Optionee shall be entitled to purchase or receive the number and class of securities to which a holder of the number of shares of Common Stock subject to the Option at the time of such transaction would have been entitled to receive as a result of such transaction, and a corresponding adjustment shall be made in the Exercise Price.  In the event of a sale of substantially all of the Common Stock or property of the Company or the merger or consolidation or other reorganization in which the Company is not the surviving entity, the Company shall provide for the assumption of the Option or the substitution of a new option; in either instance, the assumed Option or the substituted option shall be adjusted in the manner contemplated by the immediately preceding sentence; however, if the surviving entity does not agree to the assumption or substitution of the Option, the Company may elect to terminate the Option Period as of the effective date of such transaction in consideration of the payment to the Optionee of the sum of the difference between the then aggregate Fair Market Value and the aggregate Exercise Price for each vested Option Share which has not been exercised as of the effective date of such transaction.  A dissolution or liquidation of the Company shall cause the Option to terminate as to any portion thereof not exercised as of the effective date of the dissolution or liquidation.

(c)           The existence of the Option granted pursuant to this Agreement shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding. Any adjustment pursuant to this Section may provide, in the Company’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Option.

3.2           Governing Laws.  This Agreement shall be construed, administered and enforced according to the laws of the State of South Carolina.

3.3           Successors.  This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the Optionee and the Company.

3.4           Notice.  Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

3.5           Severability.  In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

3.6           Entire Agreement.  This Agreement expresses the entire understanding of the parties with respect to the Option.

3.7           Violation.  Any transfer, pledge, sale, assignment, or hypothecation of the Option or any portion thereof shall be a violation of the terms of this Agreement and shall be void and without effect.

3.8           Headings and Capitalized Terms.  Section headings used herein are for convenience of reference only and shall not be considered in construing this.

3.9           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

3.10         No Right to Continued Retention.  The award of Option Shares hereunder shall not be construed as giving the Optionee the right to continue as an employee of the Company or any affiliate.

SECTION 4
DEFINITIONS

4.1           “Change in Control” has the same meaning as provided in the employment agreement between the Optionee and the Company or an affiliate, or if no such definition or employment agreement exists, Change in Control shall mean a merger, consolidation, exchange, acquisition, any change in control as defined by the Change in Bank Control Act, or change in beneficial ownership as evidenced by an individual or entity holding fifty percent (50%) or more of the combined voting power of the Company.

4.2           “Fair Market Value” with regard to a date means:

(1)           the price at which Common Stock shall have been sold on that date or the last trading date prior to that date as reported by the national securities exchange selected by the Company on which the shares of Common Stock are then actively traded or, if applicable, as reported by the NASDAQ Stock Market;

(2)           if such market information is not published on a regular basis, the price of Common Stock in the over-the-counter market on that date or the last business day prior to that date as reported by the NASDAQ Stock Market or, if not so reported, by a generally accepted reporting service; or

(3)           if Common Stock is not publicly traded, as determined in good faith by the Company with due consideration being given to (i) the most recent independent appraisal of the Company, if such appraisal is not more than twelve months old and (ii) the valuation methodology used in any such appraisal.

For purposes of Paragraphs (1), (2), or (3) above, the Company may use the closing price as of the applicable date, the average of the high and low prices as of the applicable date or for a period certain ending on such date, the price determined at the time the transaction is processed, the tender offer price for shares of Common Stock, or any other method which the Company determines is reasonably indicative of the fair market value.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST RELIANCE BANCSHARES, INC.

By:

Title:

ATTEST:

Title:

OPTIONEE:

[INSERT OPTIONEE’S NAME]

EXHIBIT 1

NOTICE OF EXERCISE OF
STOCK OPTION TO PURCHASE
COMMON STOCK OF
FIRST RELIANCE BANCSHARES, INC.

Name
Address

Date

First Reliance Bancshares, Inc.
2170 W. Palmetto St.
Florence, SC 29501

Attention:             President

Re:           Exercise of Nonqualified Stock Option

Gentlemen:

Subject to acceptance hereof by First Reliance Bancshares, Inc. (the “Company”), I hereby give notice of my election to exercise options granted to me to purchase ______________ shares of common stock of the Company (“Common Stock”) under the Nonqualified Stock Option Agreement (the “Agreement”) dated as of _________________.  The purchase shall take place as of ______________________, 200_ (the “Exercise Date”).

On or before the Exercise Date, I will pay the applicable purchase price as follows:

☐	by delivery of cash or a certified check for $___________ for the full purchase price payable to the order of First Reliance Bancshares, Inc.

☐
by delivery of cash or a certified check for $___________ representing a portion of the purchase price with the balance to consist of shares of Common Stock that I have owned for at least six months and that are represented by a stock certificate I will surrender to the Company with my endorsement.  If the number of shares of Common Stock represented by such stock certificate exceed the number to be applied against the purchase price, I understand that a new stock certificate will be issued to me reflecting the excess number of shares.

☐
by delivery of a stock certificate representing shares of Common Stock that I have owned for at least six months which I will surrender to the Company with my endorsement as payment of the purchase price.  If the number of shares of Common Stock represented by such certificate exceed the number to be applied against the purchase price, I understand that a new certificate will be issued to me reflecting the excess number of shares.

Exhibit 1 – Page 1 of 3

☐
by delivery of the purchase price by _________________________, a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System.  I hereby authorize the Company to issue a stock certificate for the number of shares indicated above in the name of said broker, dealer or other creditor or its nominee pursuant to instructions received by the Company and to deliver said stock certificate directly to that broker, dealer or other creditor (or to such other party specified in the instructions received by the Company from the broker, dealer or other creditor) upon receipt of the purchase price.

The required federal, state and local income tax withholding obligations, if any, on the exercise of the Option shall also be paid on or before the Exercise Date in cash or with previously owned shares of Common Stock, as provided in the Agreement, or in the manner provided in the Withholding Election previously tendered or to be tendered to the Company no later than the Exercise Date.

As soon as the stock certificate is registered in my name, please deliver it to me at the above address.

If the Common Stock being acquired is not registered for issuance to and resale by the Optionee pursuant to an effective registration statement on Form S-8 (or successor form) filed under the Securities Act of 1933, as amended (the “1933 Act”), I hereby represent, warrant, covenant, and agree with the Company as follows:

The shares of the Common Stock being acquired by me will be acquired for my own account without the participation of any other person, with the intent of holding the Common Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the Common Stock and not with a view to, or for resale in connection with, any distribution of the Common Stock, nor am I aware of the existence of any distribution of the Common Stock;

I am not acquiring the Common Stock based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Common Stock but rather upon an independent examination and judgment as to the prospects of the Company;

The Common Stock was not offered to me by means of publicly disseminated advertisements or sales literature, nor am I aware of any offers made to other persons by such means;

I am able to bear the economic risks of the investment in the Common Stock, including the risk of a complete loss of my investment therein;

I understand and agree that the Common Stock will be issued and sold to me without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the 1933 Act, provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

The Common Stock cannot be offered for sale, sold or transferred by me other than pursuant to: (A) an effective registration under the 1933 Act or in a transaction otherwise in compliance with the 1933 Act; and (B) evidence satisfactory to the Company of compliance with the applicable securities laws of other jurisdictions.  The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

The Company will be under no obligation to register the Common Stock or to comply with any exemption available for sale of the Common Stock without registration or filing, and the information or conditions necessary to permit routine sales of securities of the Company under Rule 144 under the 1933 Act are not now available and no assurance has been given that it or they will become available.  The Company is under no obligation to act in any manner so as to make Rule 144 available with respect to the Common Stock;

I have and have had complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including, but not limited to, contracts, financial statements, tax returns, leases, deeds and other books and records.  I have examined such of these documents as I wished and am familiar with the business and affairs of the Company.  I realize that the purchase of the Common Stock is a speculative investment and that any possible profit therefrom is uncertain;

Exhibit 1 – Page 2 of 3

I have had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all material information reasonably available with respect to the Company and its affairs.  I have received all information and data with respect to the Company which I have requested and which I have deemed relevant in connection with the evaluation of the merits and risks of my investment in the Company;

I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the Common Stock hereunder and I am able to bear the economic risk of such purchase; and

The agreements, representations, warranties and covenants made by me herein extend to and apply to all of the Common Stock of the Company issued to me pursuant to this Agreement.  Acceptance by me of the certificate representing such Common Stock shall constitute a confirmation by me that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.

I understand that the certificates representing the shares being purchased by me in accordance with this notice shall bear a legend referring to the foregoing covenants, representations and warranties and restrictions on transfer, and I agree that a legend to that effect may be placed on any certificate which may be issued to me as a substitute for the certificates being acquired by me in accordance with this notice.  I further understand that capitalized terms used in this Notice of Exercise without definition shall have the meanings given to them in the Agreement.

Very truly yours,

AGREED TO AND ACCEPTED:

FIRST RELIANCE BANCSHARES, INC.

By:

Title:

Number of Shares Exercised:

Number of Shares Remaining:	Date:

Exhibit 1 – Page 3 of 3

EXHIBIT 2

NOTICE OF WITHHOLDING ELECTION
FIRST RELIANCE BANCSHARES, INC.
NONQUALIFIED STOCK OPTION AGREEMENT

TO:	First Reliance Bancshares, Inc.
Attn: Corporate Secretary

FROM:                 ___________________________

RE:	Withholding Election

This election relates to the Option identified in Paragraph 3 below.  I hereby certify that:

(1)          My correct name and social security number and my current address are set forth at the end of this document.

(2)          I am (check one, whichever is applicable).

☐	the original recipient of the Option.

☐	the legal representative of the estate of the original recipient of the Option.

☐	a legatee of the original recipient of the Option.

☐	the legal guardian of the original recipient of the Option.

(3)          The Option pursuant to which this election relates was issued in the name of ___________________________ for the purchase of a total of _________________ shares of Common Stock.  This election relates to _____________ shares of Common Stock issuable upon exercise of the Option, provided that the numbers set forth above shall be deemed changed as appropriate to reflect the applicable provisions of the Agreement.

(4)          In connection with any exercise of the Option with respect to Common Stock, I hereby elect to have certain shares issuable pursuant to the exercise withheld by the Company for the purpose of having the value of the shares applied to pay federal, state and local, if any, taxes arising from the exercise.  The shares to be withheld shall have, as of the date of exercise applicable to the exercise, a fair market value equal to the minimum statutory tax withholding requirement under federal, state and local law in connection with the exercise.

(5)          This Withholding Election is made no later than the date of exercise and is otherwise timely made pursuant to the Agreement.

(6)          I understand that this Withholding Election may not be revised, amended or revoked by me.

(7)          I further understand that the Company shall withhold from the Common Stock a whole number of shares of Common Stock having the value specified in Paragraph 4 above.

(8)          I have no reason to believe that any of the conditions therein to the making of this Withholding Election have not been met.

Exhibit 2 – Page 1 of 2

(9)           Capitalized terms not otherwise defined in this Withholding Election shall have the meaning ascribed to them in the Agreement.

Dated:

Signature

Name (printed)

Street Address

City, State, Zip Code

Exhibit 2 – Page 2 of 2

SCHEDULE I
TO FIRST RELIANCE BANCSHARES, INC.
NONQUALIFIED STOCK OPTION AWARD

Vesting Schedule

A.          “Vested Shares” means only that percentage of the number of shares of Common Stock subject to the Option as to which the Option becomes exercisable following completion of the years of service indicated in the schedule below.

  Percentage of Shares                                            Years of Service
Which are Vested Shares                                                  after Grant Date

[COMPLETE]

B.          Notwithstanding Part A, in the event of a Change in Control, the Option will be fully vested and exercisable as of a date determined by the Company which is no less than thirty (30) days prior to the effective date of the Change in Control; provided that the Optionee is employed by the Company or any affiliate on the date of the Change in Control.

C.          For purposes of the Vesting Schedule, Optionee shall be granted a year of service for each consecutive twelve-consecutive-month period following the Grant Date and during which Optionee continues, at all times, as an employee of the Company or an affiliate.

D.          The right of Optionee to vest in Common Stock shall cease upon termination of the Optionee’s employment with the Company or an affiliate, whether by reason of death, disability or otherwise and, thereafter, no further Option Shares shall become vested; and the Option shall be exercisable only during the Option Period.